Exhibit 5.1

September 9, 2013
Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

San Diego Gas & Electric Company

8326 Century Park Court

San Diego, California 92123

Re:     Registration Statement No. 333-181639; Issuance of $450,000,000 Aggregate Principal Amount of 3.60% First Mortgage Bonds, Series NNN, due 2023

Ladies and Gentlemen:

We have acted as special counsel to San Diego Gas & Electric Company, a California corporation (the “Company”), in connection with the offering by the Company of $450,000,000 aggregate principal amount of its 3.60% First Mortgage Bonds, Series NNN, due 2023 (the “Bonds”), as described in the Company’s registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2012 (File No. 333-181639), as amended by Pre-Effective Amendment No. 1, filed with the Commission on June 27, 2012, including the prospectus constituting a part thereof, dated July 5, 2012, and the final supplement to the prospectus, dated September 4, 2013 (collectively, the “Prospectus”), filed by the Company with the Commission under the Act. The Bonds are being issued pursuant to a mortgage and deed of trust, dated as of July 1, 1940, between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”), as amended and supplemented to date, including as supplemented by the sixty-second supplemental indenture, dated as of September 9, 2013 (the “Indenture”).

In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have also assumed without verification that the Indenture has been duly authorized, executed and delivered by the Trustee.

We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based upon the foregoing, we are of the opinion that upon the due execution, authentication, issuance and delivery of the Bonds, the Bonds, when sold in exchange for the consideration set forth in the Prospectus, will be duly authorized and will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as (a) such

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September 9, 2013

enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally or by the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related Prospectus under the caption “Legal Matters” with respect to the matters stated therein.

The opinions contained herein are limited to the Federal laws of the United States of America and the laws of the States of New York and California, and we express no opinion herein concerning the laws of any other jurisdiction.

Very truly yours,

/s/ Mayer Brown LLP